EXHIBIT I

Joint Filing Agreement

THIS JOINT FILING AGREEMENT is entered into as of March 9, 2018,  by and among the parties signatories hereto.  The undersigned hereby agree that the Statement on Schedule 13G with respect to the shares of Common Stock, par value $0.0001 per share, of Sonoma Pharmaceuticals, Inc. is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

MONTREUX EQUITY PARTNERS V, L.P.

By:	Montreux Equity Management V, LLC, its General Partner

By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

MONTREUX EQUITY MANAGEMENT V, LLC

By:	/s/ Daniel K. Turner III
Daniel K. Turner III, Managing Member

DANIEL K. TURNER III

By:	/s/ Daniel K. Turner III
Daniel K. Turner III